Exhibit 99.1

FOR IMMEDIATE RELEASE	JULY 12, 2004

Investor Relations Contact:	Media Relations Contact:
Diana Matley	Kevin Brett
408-433-4365	408-433-7150
diana@lsil.com	kbrett@lsil.com

CC04-82

LSI LOGIC UPDATES SECOND QUARTER OUTLOOK

MILPITAS, CA – LSI Logic Corporation (NYSE: LSI) today updated its 2004-second quarter revenue projections due primarily to softer-than-anticipated demand for semiconductors in storage components and video game console markets.

The company also reiterated its earnings per share expectations on both a GAAP* and excluding special items** basis.

LSI Logic expects to report approximately $448 million in consolidated second quarter revenues, a 10 percent increase over second quarter 2003 results. The company earlier forecasted second quarter revenues in the range of $455 million to $470 million.

LSI Logic anticipates that its second quarter earnings per share will be in the range of 1-3 cents per diluted share on a GAAP* basis, consistent with previous guidance.

The company expects that its second quarter earnings per share, excluding special items**, will be in the range of 6-8 cents per diluted share, consistent with previous guidance.

LSI Logic anticipates that its second quarter gross margin will be approximately 46 percent, compared to the previous guidance of 45-46 percent.

“Market analyst forecasts for the global semiconductor industry foresee a positive growth year in 2004,” said Wilfred J. Corrigan, LSI Logic chairman and chief executive officer. “We are anticipating the second half of the year will be stronger than the first half of the year.”

LSI Logic operates in two reportable segments: semiconductors and storage systems. LSI Logic expects to report approximately $336 million in second quarter semiconductor segment revenues. Second quarter storage systems revenues are anticipated to be about $112 million, which excludes approximately $1 million in inter-company sales to the semiconductor segment.

LSI Logic will not hold a conference call today about this news release. The Company will report its 2004-second quarter financial results, provide its third quarter business outlook and hold its quarterly conference call on Tuesday, July 27, 2004.

The conference call can be monitored by dialing 1-303-262-2211. RSVP to Elizabeth Barry at 1-408-433-6777 or email Elizabeth@lsil.com by the close of business Friday, July 23 to confirm your participation in the call. Callers are encouraged to initiate their calls at least 15 minutes in advance of the 1:30 p.m. PDT start time to ensure a timely connection. The webcast link for the live and replay features are located at http://www.firstcallevents.com/service/ajwz408110264gf12.html.

A telephonic replay of the July 27 conference call will be available beginning the same day at approximately 4 p.m. PDT and will run for 48 hours. The replay access numbers are 1-800-405-2236 within the U.S. and 1-303-590-3000 for all other locations, passcode 11002434#.

*Generally Accepted Accounting Principles

** Special items are comprised of acquisition-related amortization, restructuring and other special items, which in total represent approximately 5 cents per diluted share for the 2004-second quarter.

Notwithstanding this news release, it continues to be the company’s policy to not comment on financial analyst estimates or to provide periodic financial guidance updates.

Safe Harbor for Forward Looking Statements: This news release includes preliminary financial estimates and forward-looking statements, which include the following: the company’s preliminary estimates of revenues, earnings per share and gross margin for the second quarter of 2004; forecasts of positive growth for the global semiconductor industry in 2004; and our anticipation that the second half of the year will be stronger than the first half of the year. These forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Factors that could cause LSI Logic’s actual results to differ materially from those set forth in the forward-looking statements include, but are not limited to: receipt of more detailed information about the company’s second quarter results; further analysis of revenues and expenses for the second quarter; the strength of the global semiconductor industry; and the timing and volumes of customer demand. For additional information, readers are referred to the risk factors contained in the documents filed by LSI Logic with the SEC, and specifically the most recent reports on Form 10-K, 10-Q and 8-K.

About LSI Logic

LSI Logic Corporation (NYSE: LSI) is a leading designer and manufacturer of communications, consumer and storage semiconductors for applications that access, interconnect and store data, voice and video. In addition, the company supplies storage network solutions for the enterprise. LSI Logic is headquartered at 1621 Barber Lane, Milpitas, CA 95035. http://www.lsilogic.com

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Editor’s Notes:

1.	All LSI Logic news releases (financial, acquisitions, manufacturing, products, technology etc.) are issued exclusively by PR Newswire and are immediately thereafter posted on the company’s external website, http://www.lsilogic.com.

2.	The LSI Logic logo design is a registered trademark of LSI Logic Corporation.

3.	All other brand or product names may be trademarks or registered trademarks of their respective companies.